Exhibit 10.9

TERNS, INC.

November 14, 2023

Jill Quigley

Sent via email

Dear Jill:

You and Terns, Inc., a Delaware corporation (the “Company”), have reached the following agreements concerning your employment with the Company on an interim basis as Senior Advisor and Strategy Officer until such time as the Company engages a Chief Executive Officer. Your employment as Senior Advisor and Strategy Officer shall commence as of November 15, 2023 (the “Effective Date”) and pursuant to the terms provided below.

1.
Position. You will be employed as the Senior Advisor and Strategy Officer of the Company reporting to the Board of Directors (“Board”) of the Company’s parent entity Terns Pharmaceuticals, Inc., a Delaware corporation (“Parent”). Your service to the Company will be part-time (approximately 20-25% of your business time over the course of your service) and you will work from such locations as you choose, provided that you may be required to travel to the Company’s headquarters in Foster City, California or such other locations as required from time to time. The Company recognizes that you are currently engaged in other employment, consulting or business activities during your employment, including your employment with Render Therapeutics, Inc., but you represent that such activities will not conflict with the Company’s business or interests or compete with the Company. You and the Company each hereby acknowledge that neither is aware of any current conflict or competition between you and the Company. By signing this employment letter (“Letter”), you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties as Senior Advisor and Strategy Officer for the Company.
2.
Salary and Starting Bonus. During the time you perform services for the Company as Senior Advisor and Strategy Officer, you will receive a salary at the rate of $200,000 per year, payable in accordance with the Company’s standard payroll schedule commencing on the Effective Date. In addition, you will receive a starting bonus of $33,333, subject to applicable taxes and withholding, in the first payroll period following your employment start date.
3.
Additional Equity Grant. As consideration for this Letter, you will be awarded an equity grant of restricted stock units for 15,000 share of Common Stock of Parent (“Additional Equity Grant”), which Additional Equity Grant shall be issued pursuant to Parent’s 2021 Incentive Award Plan (the “Award Plan”), and which shall vest in full on August 1, 2024. The vesting of the Additional Equity Grant shall not be dependent solely upon your continued employment as Senior Advisor and Strategy Officer. Such Additional Equity Grant shall vest if you continue to provide service as an employee, officer, director or consultant to Parent, the Company or another subsidiary or affiliate of Parent through such vesting date, including service as a member of the Parent Board. Notwithstanding the foregoing, the Additional Equity Grant shall fully vest upon a Change in Control as such term is defined in the Award Plan.

4.
No Other Benefits. As a part-time Senior Advisor and Strategy Officer, you will not be eligible for any Company benefits, including without limitation, any eligibility for cash bonuses, participation in the Company’s health and welfare pans, and any perquisites commensurate with those provided to the Company’s senior executives. The Company will, however, pay or reimburse you for all business expenses reasonably and necessarily incurred by you in the performance of your duties under this Letter, consistent with the Company’s business expense reimbursement policy, as in effect from time to time.
5.
Termination. Your employment as Senior Advisor and Strategy Officer will terminate on the date the new Chief Executive Officer of the Company begins employment with the Company or such other termination date as you and the Company agree.
6.
Proprietary Rights/Intellectual Property Agreement. You agree that as a condition of your employment, you will execute and return to the Company the enclosed proprietary rights agreement.

Very truly yours,

TERNS, INC.

By: /s/ Bryan Yoon

Name: Bryan Yoon

Title: Member of the Board

TERNS PHARMACEUTICALS, INC.
(solely in respect of its explicit obligations under this Letter)

By: /s/ David Fellows

Name: David Fellows

Title: Member of the Board

I have read and accept this Letter:

/s/ Jill Quigley

Jill Quigley

Attachment: Proprietary Rights Agreement